Offshore Logistics, Inc.

224 Rue De Jean – 70508
Post Office Box 5C
Lafayette, Louisiana 70505
Tel: (337) 233-1221
Fax: (337) 235-6678

PRESS RELEASE

OFFSHORE LOGISTICS NAMES MICHAEL SULDO PRESIDENT OF AIR LOGISTICS

LAFAYETTE, LOUISIANA (June 7, 2005) — Offshore Logistics, Inc. (NYSE:OLG) announced today that Michael R. Suldo has been named President of Air Logistics, LLC and Senior Vice President of Offshore Logistics, Inc., effective June 2, 2005.

Mr. Suldo began his career at Air Logistics in 2002 as Assistant General Manager. In 2003 he was promoted to General Manager and was responsible for all Operations, Maintenance and Training. Prior to joining Air Logistics, Mr. Suldo was employed by Petroleum Helicopters, Inc. (NASDAQ:PHEL). He has spent 15 years in Gulf of Mexico operations in various managerial positions and has 20 years experience as a Naval Aviator.

Mr. Suldo has an undergraduate degree in Geology and two advanced degrees and also serves as a Professor at the University of Phoenix. As an accomplished aviator with over 6000 flight hours, he has qualified in 15 different helicopters and fixed wing aircraft. He is married and has three children.

William E. Chiles, President and CEO of Offshore Logistics commented, “I am very pleased that Mike has agreed to assume the role of Airlog’s President. His familiarity with all aspects of the company’s operations as well as his relationships with our customers and employees make him a great fit for the job. I have every confidence that Mike will continue to advance Airlog’s reputation as the outstanding provider of helicopter services to the oil and gas industry, and I very much look forward to working more closely with him.”

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Egypt and the Far East. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Statements contained in this press release state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the year ended March 31, 2004 and the Company’s reports on Form 10-Q for the quarters ended June 30, 2004, September 30, 2004, and December 31, 2004. Offshore Logistics, Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:
William E. Chiles
Phone: (337) 233-1221
Fax (337) 235-6678
bchiles@olog.com